Exhibit 10.2
SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (“Agreement”) is made by and between Mathieu B. Streiff (“Employee”) and Grubb & Ellis Company (“Grubb & Ellis” or the “Company”) (collectively, the “Parties”).
1. Separation From Employment. Notwithstanding Employee’s submission of a resignation letter to the Company on June 6, 2011, as part of the Company and Employee negotiating the Consulting Agreement (as defined below), the Company and Employee agree that Employee’s employment as Executive Vice President, General Counsel and Corporate Secretary of the Company shall be deemed terminated effective as of June 10, 2011 (the “Termination Date”). As of the Termination Date, Employee also resigns as an officer and director of all subsidiaries of the Company. The Company acknowledges that, as of the date Employee signs this Agreement, Employee has not received Employee’s closing paycheck, including payment for all accrued and unused Paid Time Off (PTO), if any. Notwithstanding Employee’s resignation, Employee agrees to provide certain consulting services in accordance with the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”).
2. Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any and all potential claims or disputes (the “Disputes”) concerning Employee’s employment with Grubb & Ellis or termination of employment from Grubb & Ellis. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below; provided that, notwithstanding the foregoing, Employee represents and warrants to the Company that there are no third party claims threatened or pending against the Company of which Employee is aware but of which the Company is unaware. For these reasons, they have entered into this Agreement.
3. Termination of Employment Benefits. Employee represents, understands and agrees that Employee’s active employment with Grubb & Ellis ended on the Termination Date as specified above, that Employee will not otherwise demand further employment with Grubb & Ellis, and that Employee will no longer be covered by or eligible for any benefits under any Grubb & Ellis employee benefit plan in which employee currently participates, except as otherwise noted herein. Employee’s health benefits coverage will continue through June 30, 2011 at which time Employee will be eligible for continued coverage through the election of COBRA. Employee will receive by separate cover information regarding Employee’s rights to health insurance continuation under COBRA and any Grubb & Ellis 401(k) Plan benefits. As of the Termination Date, Employee shall not be entitled to any of the rights and privileges established for Grubb & Ellis’s employees except as otherwise provided in this Agreement.
4. Payment. In return for Employee’s execution of and compliance with this Agreement, including the releases that form a material part of this Agreement, Grubb & Ellis shall provide Employee with certain separation benefits (see below) to which Employee would not otherwise be entitled:
a. Grubb & Ellis shall pay Employee $14,746.04 (Forteen Thousand Seven Hundred Fourty-Six Dollars and Four cents), subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment is equivalent to seven (7) months of Employee’s monthly benefits premiums including a gross up for taxes. This payment shall be made within the next pay period after the Effective Date of this Agreement (as defined in paragraph 12). After Grubb & Ellis has completed processing its payroll for this calendar year, Grubb & Ellis will issue to Employee an IRS Form W-2 which will include the payment.

5. General Release.
(a) Grubb & Ellis Release. In consideration of and in return for the promises and covenants undertaken in each of this Agreement and in that certain Consulting Agreement of even date hereof being entered into by and between Grubb & Ellis and Employee, and for other good and valuable consideration, receipt of which is hereby acknowledged and except as noted below, Employee does hereby acknowledge full and complete satisfaction of and does hereby unconditionally, irrevocably and absolutely release, absolve and discharge Grubb & Ellis and each of Grubb & Ellis’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Company Releasees”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Employee (collectively, the “Employee Claims”), which Employee now owns or holds or has at any time owned or held as against Company Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Employee Claims known or unknown, suspected or unsuspected: (1) arising out of Employee’s employment with Grubb & Ellis or termination of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Employee. Also, without limiting the generality of the foregoing, Employee specifically releases Company Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee acknowledges and agrees that Employee has been properly paid for all hours worked, that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, serious health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s serious health condition.

The foregoing release does not apply to any claim that, as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and/or workers’ compensation claims. The foregoing release also does not preclude Employee from filing suit to challenge Grubb & Ellis’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. This Agreement does not include rights or claims that may arise after the date Employee executes this Agreement.
Except as described below, Employee agrees and covenants not to file any suit, charge, or complaint against Company Releasees in any court or administrative agency, with regard to any Employee Claim. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with, or separation from, Grubb & Ellis. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (“Commission”) and/or National Labor Relations Board (“NLRB”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Employee is waiving any claim Employee may have to receive monetary damages in connection with any Commission and/or NLRB or other agency proceeding concerning matters covered by this Agreement.
(b) Employee Release. In consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Grubb & Ellis does hereby unconditionally, irrevocably and absolutely release, absolve and discharge Employee, from any and all claims, losses, liabilities, charges, suits, damages, liabilities, demands and causes of action, known or unknown, suspected or unsuspected, which Grubb & Ellis now owns or holds or has at any time owned or held against Employee (collectively, the “Grubb & Ellis Claims” and, together with the Employee Claims, the “Claims”) arising directly or indirectly out of or in any way connected with the transactions or occurrences between Company and Employee to date and all actions taken by Employee on behalf of or relating to Company, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment with Company, Employee’s service as Executive Vice President, General Counsel and Corporate Secretary of the Company and Employee’s service as an officer and/or director of any direct and indirect subsidiaries of the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, and all claims for attorney’s fees, costs and expenses.
Except as described below, Grubb & Ellis agrees and covenants not to file any suit, charge, or complaint against Employee in any court or administrative agency, with regard to any Grubb & Ellis Claim. Grubb & Ellis further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with, or separation from, Grubb & Ellis.
(c) The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the Claims and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. The parties declare and represent that they intend this Agreement to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases, and regardless of the adequacy or inadequacy of the consideration, the parties intend the releases herein to be final and complete. The parties execute these releases with the full knowledge that these releases cover all possible claims between them to date, to the fullest extent permitted by law.

(d) Waiver of Civil Code Section 1542. It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every Grubb & Ellis Claim and Employee Claim specified in this Agreement. In furtherance of this intention, the Parties hereby expressly waive any and all rights and benefits conferred upon such Party by the provisions of Section 1542 of the California Civil Code, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Having been so apprised, each Party nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542, and elects to assume all risks for Claims that now exist in such Party’s favor, known or unknown.

/s/ TPD	/s/ MS
Company Initials	Employee Initials
(e) Indemnification. Nothing in this Agreement is intended to or should be construed to limit, modify or alter the terms of that certain Indemnification Agreement dated as of March 14, 2011 by and between the Company and Employee, or otherwise limit, modify or alter the indemnification, hold harmless and similar protections afforded Employee pursuant to the Company’s and its subsidiaries’ by-laws and other organizational documents and under California state law.
(f) The releases and other provisions contained in this Section 5 shall become effective immediately upon execution of this Agreement by the Parties; provided, however, that to the extent the release of Employee Claims relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 11 below.
6. Non-Disparagement; Press Release. Employee agrees that Employee will not in any way disparage the name or reputation of Grubb & Ellis, including: (1) Employee agrees not to make any derogatory or negative remarks about Grubb & Ellis; (2) Employee agrees not to make any negative or derogatory remarks about the Company Releasees; and (3) Employee agrees not to make any remarks about any disputes Employee has had with Grubb & Ellis or Company Releasees. Grubb & Ellis agrees that its corporate public statements, executive officers and directors will not in any way defame or disparage the name or reputation of Employee. Employee shall have the right to review and reasonably approve any press release issued by Company relating to Employee’s resignation and departure from the Company.
7. Return of Grubb & Ellis Information/Documentation. Employee agrees that on the Termination Date employee shall return all Grubb & Ellis information, including but not limited to any confidential information, and all copies of such information to Grubb & Ellis, and Employee shall destroy all extracts, memoranda, notes, spreadsheets and any other material prepared by Employee or Grubb & Ellis based upon Grubb & Ellis confidential information. Grubb & Ellis information includes, but is not limited to, all information, equipment, books, files, reports, records, employee lists, correspondence, materials, and other documents including all reproductions, that may be considered to be property of Grubb & Ellis or that contain proprietary information, whether in paper, magnetic, electronic, or other form, that Employee has relating to the Company’s practices, procedures, trade secrets, financial and accounting information, client lists, client information, client billing and payment information, or marketing of Grubb & Ellis’ services.

8. Confidentiality.
Employee agrees: (1) the terms and conditions of this Agreement; and (2) any and all actions taken by Company Releasees in accordance with this Agreement, are confidential, and shall not be disclosed, discussed or revealed by any of them to any other person or entity except Employee’s immediate family, attorney and/or accountant. Nothing in this paragraph is intended to restrict either Party or his/her/its agents from disclosing any provision of this Agreement to any taxing authority or to any tax advisor to such Party. Should Employee at any time be served with a subpoena under which Employee would arguably be required to disclose any of the confidential information covered by this Agreement, then Employee shall immediately contact Grubb & Ellis’s Senior Vice President, Human Resources, so that Grubb & Ellis shall have adequate time to take those steps necessary to prevent disclosure.
9. Trade Secrets and Confidential Information. Employee acknowledges that during Employee’s employment, Employee may have had access to trade secrets and confidential information about Grubb & Ellis, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data and business processes. Employee agrees that Employee shall not disclose any information relating to the trade secrets or confidential information of Grubb & Ellis or its customers which has not already been disclosed to the general public. Employee understands and acknowledges that Employee’s obligations under prior agreements with Grubb & Ellis, if any, including but not limited to, any Confidentiality, Intellectual Property, Trade Secrets, Non-Solicitation, Stock Options, and Employee Stock Purchase Plan, will remain in full force following Employee’s termination of employment and that Employee will continue to abide by any such prior agreements.
10. Twenty-One Days To Consider Agreement. Grubb & Ellis advises Employee to discuss this Agreement with an attorney before executing it. Employee’s decision whether to sign this Agreement is made with full knowledge that Grubb & Ellis has advised Employee to consult with an attorney. Employee acknowledges Employee has been provided with at least 21 days within which to review and consider this Agreement before signing it. Should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee acknowledges that Grubb & Ellis has not asked Employee to shorten the 21-day time period for consideration of whether to sign this Agreement. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.
11. Right of Revocation. Within three calendar days of signing and dating this Agreement, Employee shall deliver the executed original of the Agreement to Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable against Employee until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705 not later than noon on the eighth (8th) day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable. The Company shall have no similar right of revocation.

12. Effective Date. If Employee does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:00:01 p.m. on the eighth (8th) day after it is signed by Employee (the “Effective Date”).
13. Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California without regard to its conflict of laws provisions.
14. Non-Admission. Even though consideration is acknowledged for the mutual release of Claims, neither party admits that it engaged in any unlawful or improper conduct toward the other party. This Agreement shall not be construed as an admission by either Grubb & Ellis or Employee that it has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct.
15. General Terms And Conditions.
a. If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.
b. Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold Grubb & Ellis harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.
c. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.
d. The Parties acknowledge each has read this Agreement, that each fully understands his/her/its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The parties acknowledge that each has had the opportunity to consult with an attorney of his/her/its choice to explain the terms of this Agreement and the consequences of signing this Agreement.
e. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
f. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement. Each Party acknowledges that he/she/it has relied solely upon his/her/its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement.

g. Employee also agrees to cooperate with Grubb & Ellis regarding any pending or subsequently filed litigation, claims, or other disputes involving Grubb & Ellis that relate to matters within the knowledge or responsibility of Employee during his/her employment with Grubb & Ellis. Without limiting the foregoing, Employee agrees (i) to meet with Grubb & Ellis representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Grubb & Ellis with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Grubb & Ellis will reimburse Employee for all reasonable expenses in connection with the cooperation described in this paragraph.
h. Any modifications to this Agreement must be made in writing and signed by Employee and Amanda Piwonka, SVP Human Resources or Tom D’Arcy, CEO of Grubb & Ellis Company.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT S/HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS AGREEMENT AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY GRUBB & ELLIS OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED AND UNDERSTOOD:

Date: 6/10/11		/s/ Mathieu Streiff
Mathieu Streiff

Date: 6/10/11	GRUBB & ELLIS COMPANY

	By:	/s/ Thomas D’Arcy
Thomas D’Arcy
Chief Executive Officer